Exhibit 10.1

MASTER AGREEMENT

dated as of

November 13, 2018

among

GENERAL ELECTRIC COMPANY,

BAKER HUGHES, A GE COMPANY,

and

BAKER HUGHES, A GE COMPANY, LLC

TABLE OF CONTENTS

Page

Article I

Definitions

Section 1.01.	Definitions	2
Article II

Representations and Warranties of BHGE and BHGE LLC

Section 2.01.	Existence and Power	3
Section 2.02.	Authorization; No Conflict; Governmental Authorization	4
Section 2.03.	Finders’ Fees	5
Article III Representations and Warranties of GE

Section 3.01.	Existence and Power	5
Section 3.02.	Authorization; No Conflict; Governmental Authorization	5
Section 3.03.	Finders’ Fees	6
Article IV GE SECONDARY OFFERING

Section 4.01.	[Reserved]	7
Section 4.02.	Secondary Offering	7
Section 4.03.	Future Dispositions	8
Article V

Additional agreements and amendments

Section 5.01.	Additional Agreements	8
Section 5.02.	Amendments	9
Section 5.03.	New Agreements	10
Section 5.04.	Binding Effect; Effectiveness	11
Section 5.05.	Services	11
Section 5.06.	Shared Sites	12

EXHIBITS
Exhibit A	Aeroderivatives Joint Venture Agreements Term Sheet
Exhibit B	HDGT Distribution Agreement Term Sheet
Exhibit C	Industrial Steam Turbines Term Sheet
Exhibit D	Form of Amended and Restated Supply Agreement (GE to BHGE LLC)
Exhibit E	Form of Amended and Restated IP Cross-License Agreement
Exhibit F	Form of Amended and Restated Non-Competition Agreement
Exhibit G	Form of Amended and Restated Channel Agreement
Exhibit H	Form of Amended and Restated GE Digital Agreement
Exhibit I	Form of Amended and Restated Stockholders Agreement
Exhibit J	Form of Amended and Restated Trademark License Agreement
Exhibit K	Form of Amended and Restated Intercompany Services Agreement
Exhibit L	Form of Amended and Restated Supply Agreement (BHGE LLC to GE)
Exhibit M	Tax Matters Term Sheet
Exhibit N	Form of Aeroderivatives Supply and Technology Development Agreement (GE Aviation to joint venture)
Exhibit O	Form of HDGT Supply Agreement (GE to BHGE LLC)
Exhibit P	Form of Employee Benefit Matters Agreement
Exhibit Q	Form of Umbrella Agreement
Exhibit R	Form of Confidentiality Letter

MASTER AGREEMENT

MASTER AGREEMENT (this “Agreement”), dated as of November 13, 2018, among General Electric Company, a New York corporation (“GE”), Baker Hughes, a GE company, a Delaware corporation (“BHGE”), and Baker Hughes, a GE company, LLC, a Delaware limited liability company and an indirect subsidiary of BHGE (“BHGE LLC”).

WITNESSETH:

WHEREAS, GE and the predecessors-in-interest to BHGE and BHGE LLC, along with certain other parties thereto, entered into that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, as amended by that certain Amendment to the Transaction Agreement and Plan of Merger, dated as of March 27, 2017 (as so amended, the “Transaction Agreement”), pursuant to which, among other things, GE and BHI combined GE O&G with BHI and effected the transactions contemplated by the Transaction Agreement, resulting in GE owning Paired Interests (as defined below) and BHGE indirectly owning common units in BHGE LLC;

WHEREAS, the transactions contemplated by the Transaction Agreement, including entry into the Ancillary Agreements and the Long-Term Ancillary Agreements, were consummated on July 3, 2017;

WHEREAS, GE, BHGE and BHGE LLC desire to restructure their existing relationships to facilitate BHGE’s ability to operate as an independent and standalone company, and to enter into certain other mutually-beneficial long-term arrangements (the “Restructuring”);

WHEREAS, in connection with the Restructuring, GE, BHGE and BHGE LLC, as applicable, desire to enter into, or cause an appropriate Affiliate to enter into, each of the Additional Agreements (as defined below) and desire to amend the Long-Term Ancillary Agreements and the Ancillary Agreements in the manner provided by this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the parties hereto have entered into an Equity Repurchase Agreement, dated as of the date hereof; and

WHEREAS, the Conflicts Committee of the Board of Directors of BHGE (the “BHGE Conflicts Committee”) and the Board of Directors of BHGE (the “BHGE Board”) have each unanimously (a) determined that it is in the best interests of BHGE and its stockholders, and declared it advisable, to enter into this Agreement and the amendments, agreements and transactions contemplated hereby (collectively, the “Transactions”) and (b) determined that it is in the best interests of BHGE LLC and its members, and declared it advisable, to enter into this Agreement, the Additional Agreements and the Amendments.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE, BHGE and BHGE LLC hereby agree as follows:

Article I

Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Additional Agreements” means, collectively, the agreements contemplated by Section 5.01 and Section 5.03.

“Amendments” means, collectively, the amendments and agreements contemplated by Section 5.02.

“Cash Exchange Payment” has the meaning assigned to it in the Exchange Agreement.

“Demand Registration” has the meaning assigned to it in the Registration Rights Agreement.

“Exchange Agreement” means that certain Exchange Agreement, dated as of July 3, 2017, among GE, BHGE and BHGE LLC.

“GE Group” has the meaning assigned to it in the Stockholders Agreement.

“Paired Interest” has the meaning assigned to it in the Exchange Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of July 3, 2017, between GE and BHGE.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of July 3, 2017, between GE and BHGE, as amended.

“Term Sheets” means, collectively, the term sheets described in Section 5.01 and Section 5.02 and attached as exhibits hereto.

“Term Sheet Effective Date” means January 31, 2019.

(a)       Capitalized terms used but not herein defined have the meanings ascribed to them in the Transaction Agreement.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Definition	Defined in
Aeroderivatives Joint Venture Agreements	Section 5.01(a)
Aeroderivatives Supply and Technology Development Agreement (GE Aviation to joint venture)	Section 5.03(a)
Agreement	Preamble

Definition	Defined in
Amended and Restated Channel Agreement	Section 5.02(a)(iv)
Amended and Restated GE Digital Agreement	Section 5.02(a)(v)
Amended and Restated Intercompany Services Agreement	Section 5.02(a)(viii)
Amended and Restated IP Cross-License Agreement	Section 5.02(a)(ii)
Amended and Restated Non-Competition Agreement	Section 5.02(a)(iii)
Amended and Restated Stockholders Agreement	Section 5.02(a)(vi)
Amended and Restated Supply Agreement (GE to BHGE LLC)	Section 5.02(a)(i)
Amended and Restated Supply Agreement (BHGE LLC to GE)	Section 5.02(a)(ix)
Amended and Restated Tax Matters Agreement	Section 5.02(b)(i)
Amended and Restated Trademark License Agreement	Section 5.02(a)(vii)
BHGE	Preamble
BHGE Board	Recitals
BHGE Conflicts Committee	Recitals
BHGE LLC	Preamble
Confidentiality Letter	Section 5.03(e)
Employee Benefits Matters Agreement	Section 5.03(c)
Exchange	Section 4.02(b)(ii)
GE	Preamble
HDGT Supply Agreement (GE to BHGE LLC)	Section 5.03(b)
HDGT Distribution Agreement	Section 5.01(b)
Industrial Steam Turbines Agreement	Section 5.01(d)
JV	Section 5.01(a)
Other Agreements	Section 2.02(a)
Registration	Section 4.02(b)(i)(C)
Registration Statement	Section 4.02(b)(i)(C)
Relevant Subsidiary	Section 3.01
Restructuring	Recitals
Secondary Offering	Section 4.02(a)
Secondary Securities	Section 4.02(a)
Transaction Agreement	Recitals
Transactions	Recitals
Transition Services Agreement	Section 5.05
Umbrella Agreement	Section 5.03(d)
Underwriters	Section 4.02(b)(i)(C)
Underwriting Agreement	Section 4.02(b)(i)(C)

Article II

Representations and Warranties of BHGE and BHGE LLC

BHGE and BHGE LLC represent and warrant to GE as follows:

Section 2.01. Existence and Power . BHGE and BHGE LLC are validly existing under the laws of their jurisdiction of organization and are in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay BHGE’s or BHGE LLC’s ability to perform or comply with its obligations under this Agreement or the Other Agreements or consummate the transactions contemplated hereby or thereby.

Section 2.02. Authorization; No Conflict; Governmental Authorization.

(a)       Each of BHGE and BHGE LLC has the requisite power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby (collectively, the “Other Agreements”) to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Agreements by BHGE and BHGE LLC, the performance by BHGE and BHGE LLC of their respective obligations hereunder and under the Other Agreements and the consummation by BHGE and BHGE LLC of the Transactions have been duly and validly unanimously approved by the BHGE Conflicts Committee and the BHGE Board and the managing member of BHGE LLC. No other corporate proceedings on the part of BHGE or any Subsidiary of BHGE (including BHGE LLC) (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement or any of the Other Agreements, the performance by BHGE or BHGE LLC of their respective obligations hereunder or thereunder and the consummation by BHGE and BHGE LLC of the Transactions. This Agreement has been, and upon their execution the Other Agreements will be, duly executed and delivered by BHGE and BHGE LLC and, assuming due authorization, execution and delivery by GE, constitute valid and binding obligations of, as applicable, each of BHGE and BHGE LLC, respectively, enforceable against each of them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b)       None of the execution and delivery of this Agreement or any of the Other Agreements, by BHGE and BHGE LLC, as applicable, the consummation by BHGE and BHGE LLC of the Transactions or compliance by BHGE and BHGE LLC with any of the provisions contained herein or in the Other Agreements will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of BHGE or the organizational documents of any Subsidiary of BHGE (including BHGE LLC), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by BHGE or any Subsidiary of BHGE (including BHGE LLC) under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by BHGE or any Subsidiary of BHGE (including BHGE LLC) under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which BHGE or any Subsidiary of BHGE (including BHGE LLC) is a party or by which BHGE or any Subsidiary of BHGE (including BHGE LLC) or any of their respective properties or assets may be bound or (iii) result in the violation of any Laws applicable to BHGE or any Subsidiary of BHGE (including BHGE LLC) or any of their respective properties or assets. All of the conditions of the Exchange set forth in Section 2.01(c) of the Exchange Agreement to the extent that they have not been satisfied are hereby waived. None of the matters addressed in Section 2.01(c) of the Exchange Agreement will cause or result in any delay in the consummation of the Secondary Offering within the agreed timetable.

(c)       The execution, delivery and performance by BHGE and BHGE LLC of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity other than (A) any forms, reports, schedules, registration statements and other documents required to be filed by BHGE or BHGE LLC with the SEC, (B) with respect to the Additional Agreements and the transactions contemplated thereby, pursuant to applicable competition or antitrust Laws, and (C) any action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay BHGE’s or BHGE LLC’s ability to perform or comply with its obligations under this Agreement or the Other Agreements or consummate the transactions contemplated hereby or thereby.

Section 2.03. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of BHGE or BHGE LLC who might be entitled to any fee or commission from any Person other than BHGE or BHGE LLC in connection with the transactions contemplated by this Agreement or the Other Agreements.

Article III

Representations and Warranties of GE

GE represents and warrants to BHGE and BHGE LLC as follows:

Section 3.01. Existence and Power . GE and each applicable Subsidiary of GE (each such Subsidiary, a “Relevant Subsidiary”) is validly existing under the laws of its jurisdiction of incorporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay GE’s or the Relevant Subsidiaries’, as applicable, ability to perform or comply with its obligations under this Agreement or the Other Agreements or consummate the transactions contemplated hereby or thereby.

Section 3.02. Authorization; No Conflict; Governmental Authorization.

(a)       Each of GE and the Relevant Subsidiaries has the requisite power and authority to enter into and deliver, as applicable, this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Agreements by GE and the Relevant Subsidiaries, the performance by GE and the Relevant Subsidiaries of their obligations hereunder and under the Other Agreements and the consummation of the Transactions by GE and the Relevant Subsidiaries, have been duly and validly approved by GE and the Relevant Subsidiaries, in each case as applicable. No other corporate proceedings on the part of GE or any Relevant Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement or any of the Other Agreements to which it is a party, the performance by GE of its obligations hereunder or thereunder and the consummation by GE of the Transactions. This Agreement has been, and upon their execution the Other Agreements will be, duly executed and delivered by GE and each Relevant Subsidiary, as applicable, and, assuming due authorization, execution and delivery by BHGE and BHGE LLC, constitute valid and binding obligations of GE or such Relevant Subsidiary, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b)       None of the execution and delivery of this Agreement or any of the Other Agreements by GE or any of the Relevant Subsidiaries, the consummation by GE of the Transactions or compliance by GE with any of the provisions contained herein or in the Other Agreements will (i) result in a violation or breach of or conflict with the organizational documents of GE or any of the Relevant Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by GE or any of the Relevant Subsidiaries under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which GE or any Relevant Subsidiary is a party or by which GE or any of its properties or assets may be bound or (iii) result in the violation of any Laws applicable to GE. All of the conditions of the Exchange set forth in Section 2.01(c) of the Exchange Agreement to the extent that they have not been satisfied are hereby waived.

(c)       The execution, delivery and performance by GE and the Relevant Subsidiaries of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity other than (A) any forms, reports, schedules, registration statements and other documents required to be filed by GE with the SEC, (B) with respect to the Additional Agreements and the transactions contemplated thereby, pursuant to applicable competition or antitrust Laws, and (C) any action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay GE’s or the Relevant Subsidiaries’, as applicable, ability to perform or comply with its obligations under this Agreement or the Other Agreements or consummate the transactions contemplated hereby or thereby.

Section 3.03. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of GE who might be entitled to any fee or commission from any Person other than GE in connection with the transactions contemplated by this Agreement or the Other Agreements.

Article IV

GE SECONDARY OFFERING

Section 4.01. [Reserved].

Section 4.02. Secondary Offering.

(a)       The GE Group intends, subject to Section 4.02(c), to effect an underwritten registered secondary offering to the public of up to 101,200,000 shares of Class A Common Stock (the “Secondary Securities”), which includes 92,000,000 shares of Class A Common Stock to be offered in the initial offering and up to 9,200,000 additional shares of Class A Common Stock the Underwriters will have an option to purchase from the GE Group within 30 days following the date of the Underwriting Agreement, promptly following the date hereof (such option, the “Additional Purchase” and, collectively with the initial offering, the “Secondary Offering”).

(b)       Subject to Section 4.02(c), BHGE shall take and, as applicable, shall cause BHGE LLC to take, all actions reasonably necessary, proper or advisable to facilitate the offer and sale of the Secondary Securities by the GE Group and to consummate the Secondary Offering promptly following the execution and delivery of this Agreement and consistent with the agreed offering, marketing and settlement timetable. Such actions shall include, without limitation, the following:

(i)       on the date hereof or the next Business Day following the date hereof, or as otherwise determined by GE upon the advice of the Underwriters (as defined below) or otherwise:

(A)       issuing one or more press releases announcing the execution of this Agreement and the Transactions;

(B)       filing one or more current reports on Form 8-K with the SEC describing the press releases, the Transactions, the Additional Agreements and the Amendments;

(C)       filing with the SEC an automatic shelf registration statement on Form S-3 (the “Registration Statement”) registering the offer and sale of certain securities from time to time in one or more transactions, including an unspecified amount of shares of Class A Common Stock by the GE Group, and causing such Registration Statement to become effective (the “Registration”), and taking such other actions that are contemplated by the Registration Rights Agreement in respect of a Demand Registration, including entering into an underwriting agreement (the “Underwriting Agreement”) with the GE and the underwriters in respect of the Secondary Offering (the “Underwriters”); and

(ii)       taking all action necessary or appropriate under the Newco LLC Agreement (for purposes of this Article 4, as defined in the Stockholders Agreement) and the Exchange Agreement to permit the timely delivery of the Secondary Securities to the Underwriters on the relevant settlement date for such Secondary Securities, including by causing a number of shares of Class A Common Stock equal to the number of Secondary Securities to be purchased by the Underwriters on such settlement date to be issued in exchange for an equal number of Paired Interests surrendered by the GE Group pursuant to the Exchange Agreement (the exchange in connection with the Secondary Offering, the “Exchange”).

In furtherance of the foregoing, the parties agree that (A) this Agreement constitutes any notices or similar documents required to be given by any party under the Registration Rights Agreement to give effect to the Registration or under the Exchange Agreement to give effect to the Exchange, (B) that such notices or other documents shall be deemed to have been given or received, as applicable, at such times as are consistent with effecting the Secondary Offering on the timeline set forth above and (C) no Cash Exchange Payment election has been or will be made in respect of the Exchange.

(c)       The size, pricing, timing and other matters relating to the consummation of the Secondary Offering shall be determined by GE in its sole discretion. For the avoidance of doubt, GE shall have the right to elect to terminate or defer the Secondary Offering in whole or in part until such later time as GE may determine in its sole discretion.

Section 4.03. Future Dispositions. Without in any way limiting the restrictions set forth in the Amended and Restated Stockholders Agreement, or the Newco LLC Agreement, following consummation of the Secondary Offering and for so long as GE is an Affiliate of BHGE, GE shall from time to time consult with, and consider in good faith any input provided by, BHGE prior to consummating any further disposition of all or a portion of GE’s interest in BHGE; provided, that the foregoing will in no way limit GE’s ability to pursue or effect, at GE’s sole discretion, any further disposition of Class A Common Stock or Paired Interests made in compliance with the Amended and Restated Stockholders Agreement and the Newco LLC Agreement.

Article V

Additional agreements and amendments

Section 5.01. Additional Agreements. Between the date hereof and the Term Sheet Effective Date, BHGE, BHGE LLC and GE shall each use commercially reasonable efforts to negotiate in good faith the terms and conditions of and, as applicable, to enter into definitive agreements, effective on or prior to the Term Sheet Effective Date, with respect to the following arrangements:

(a)       arrangements (collectively, the “Aeroderivatives Joint Venture Agreements”) for a joint venture between GE and BHGE for their aero-derivative gas turbine businesses (the “JV”) on the terms set forth in the term sheet attached hereto as Exhibit A, including:

(i)       a joint venture agreement; and

(ii)       related ancillary agreements, including an exclusive distribution agreement between the JV and each of GE and BHGE for distribution of aero-derivative units and parts, transition/permanent services agreements, a credit agreement and employee matters agreements;

(b)       the exclusive distribution arrangements in respect of the heavy duty gas turbines arrangements, relating to equipment, parts and services in respect of heavy duty gas turbines, (collectively, the “HDGT Distribution Agreement”), substantially including the terms set forth in the term sheet attached hereto as Exhibit B;

(c)       the industrial steam turbine arrangements (the “Industrial Steam Turbines Agreement”), substantially including the terms set forth in the term sheet attached hereto as Exhibit C.

Section 5.02. Amendments.

(a)       Immediately following the execution of this Agreement, BHGE, BHGE LLC and GE shall, as applicable, enter into the following agreements and amendments:

(i)       an amended and restated supply agreement (GE to BHGE LLC) (the “Amended and Restated Supply Agreement (GE to BHGE LLC)”), substantially in the form attached hereto as Exhibit D, amending and restating that certain supply agreement (GE to BHGE LLC), dated as of July 3, 2017, between GE and BHGE LLC;

(ii)       an amended and restated intellectual property cross-license agreement (the “Amended and Restated IP Cross-License Agreement”), substantially in the form attached hereto as Exhibit E, amending and restating that certain intellectual property cross-license agreement, dated as of July 3, 2017, between GE and BHGE LLC;

(iii)       an amended and restated non-competition agreement (the “Amended and Restated Non-Competition Agreement”), substantially in the form attached hereto as Exhibit F, amending and restating that certain non-competition agreement, dated as of July 3, 2017, between GE and BHGE;

(iv)       an amended and restated channel agreement (the “Amended and Restated Channel Agreement”), substantially in the form attached hereto as Exhibit G, amending and restating that certain channel agreement, dated as of July 3, 2017, between GE and BHGE;

(v)       an amended and restated GE digital master products and services agreement (the “Amended and Restated GE Digital Agreement”), substantially in the form attached hereto as Exhibit H, amending and restating that certain GE Digital master products and services agreement, dated as of July 3, 2017, between GE and BHGE LLC;

(vi)       an amended and restated stockholders agreement (the “Amended and Restated Stockholders Agreement”), substantially in the form attached hereto as Exhibit I, amending and restating the Stockholders Agreement;

(vii)       an amended and restated trademark license agreement (the “Amended and Restated Trademark License Agreement”), substantially in the form attached hereto as Exhibit J, amending and restating that certain trademark license agreement, dated as of July 3, 2017, between GE and BHGE LLC;

(viii)       an amended and restated intercompany services agreement (the “Amended and Restated Intercompany Services Agreement”), , substantially in the form attached hereto as Exhibit K, amending and restating that certain intercompany services agreement, dated as of July 3, 2017, between GE and BHGE LLC;

(ix)       an amended and restated supply agreement (BHGE LLC to GE) (the “Amended and Restated Supply Agreement (BHGE LLC to GE)”), substantially in the form attached hereto as Exhibit L, amending and restating that certain supply agreement (BHGE LLC to GE), dated as of July 3, 2017, between GE Digital LLC and BHGE LLC.

(b)       Between the date hereof and the Term Sheet Effective Date, BHGE, BHGE LLC and GE shall each use commercially reasonable efforts to negotiate in good faith the terms and conditions of and, as applicable, to enter into the following amendment, effective on or prior to the Term Sheet Effective Date:

(i)       an amended and restated tax matters agreement (the “Amended and Restated Tax Matters Agreement”), substantially including the terms set forth in the term sheet attached hereto as Exhibit M, amending and restating that certain tax matters agreement, dated as of July 3, 2017, among GE, BHGE, EHHC Newco, LLC, and BHGE LLC.

Section 5.03. New Agreements. Immediately following the execution of this Agreement, BHGE, BHGE LLC and GE shall, as applicable, enter into the following agreements:

(a)       a supply and technology development agreement (GE Aviation to JV) (the “Aeroderivatives Supply and Technology Development Agreement (GE Aviation to joint venture)”), substantially in the form attached hereto as Exhibit N;

(b)       a supply agreement for new units and services in respect of heavy duty gas turbines, (the “HDGT Supply Agreement (GE to BHGE)”), substantially in the form attached hereto as Exhibit O;

(c)       the agreement in respect of certain employee benefits matters (the “Employee Benefits Matters Agreement”), substantially in the form attached hereto as Exhibit P;

(d)       an umbrella agreement in respect of certain licensed tools (the “Umbrella Agreement”), substantially in the form attached hereto as Exhibit Q; and

(e)       a confidentiality side letter (the “Confidentiality Letter”), substantially in the form attached hereto as Exhibit R.

Section 5.04. Binding Effect; Effectiveness.

(a)       While the parties hereto intend to convert each of the Term Sheets into one or more definitive agreements covering the subject matter of such Term Sheet prior to the Term Sheet Effective Date, the parties agree that each Term Sheet contains all material terms necessary to the transactions contemplated by such Term Sheet and that, to the extent definitive agreements do not replace any Term Sheet on or prior to the Term Sheet Effective Date, such Term Sheet or, if such Term Sheet concerns an amendment to an existing agreement between the parties to such Term Sheet, such existing agreement, as amended by such Term Sheet, shall be binding on the applicable parties from and after the Term Sheet Effective Date and thereafter shall govern the relationship of the parties with respect to such subject matter; provided, however, that the Amended and Restated Tax Matters Agreement Term Sheet shall be binding on the parties thereto as of the date hereof.

(b)       In the event that the Aeroderivatives Supply and Technology Development Agreement (GE Aviation to joint venture) is not effective in accordance with the terms thereof on or prior to the Trigger Date (as defined in the Amended and Restated Stockholders Agreement), the parties shall enter into an aeroderivative supply and technology development agreement on the same terms as the Aeroderivatives Supply and Technology Development Agreement (except for such changes as are necessary so that the agreement no longer references GE’s power business and is only with respect to the BHGE Field of Use (as defined in the Aeroderivatives Supply and Technology Development Agreement)).

Section 5.05. Services. Between the date hereof and the Term Sheet Effective Date, the parties hereto shall use their commercially reasonable efforts to negotiate in good faith the terms and conditions of a definitive transition services agreement (the “Transition Services Agreement”), which Transition Services Agreement (i) shall provide for the provision of mutually agreed services substantially consistent with those provided under the Intercompany Services Agreement, as amended pursuant to this Agreement, to the extent the provision of such services is not prohibited by contract or applicable Law; provided, that the parties hereto will work together in good faith to identify alternative approaches with respect to such services not provided; (ii) shall include provisions governing the liability of the parties thereunder that are consistent with the Intercompany Services Agreement and appropriate for the services to be provided under the Transition Services Agreement, (iii) shall contemplate such services being provided at cost (calculated consistently, including with respect to any fees, costs or expenses associated with any such services provided by third party providers, with GE’s standard practice for pricing transition services in connection with dispositions) and related information rights consistent with GE’s standard practice for transition services provided in connection with dispositions; and (iv) each of the parties hereto shall enter into, or cause an appropriate Affiliate to enter into, promptly following the termination of the Intercompany Services Agreement in accordance with its terms. Notwithstanding the foregoing, in no event shall the Transition Services Agreement become operative prior to the termination of the Intercompany Services Agreement, as amended by this Agreement, with respect to the services contemplated by this Section 5.05, nor, for the avoidance of doubt, shall any duplicative payments be required in respect of any services.

Section 5.06. Shared Sites. The parties agree to work together in good faith and to use commercially reasonable efforts to develop a plan between the date hereof and January 1, 2019 (the “Site Services Plan”), consistent with the applicable terms of Section 5.04 of the Intercompany Services Agreement, as amended pursuant to this Agreement, to address real property on which employees of GE and BHGE LLC conduct work activities (each a “Shared Site” and collectively, the “Shared Sites”), including which party shall exit, remain, or lease or sublease each Shared Site for an appropriate transition period (the “Intended Shared Site Actions”) (which plan may change as a result of further discussions). Notwithstanding the foregoing, to the extent anything contained in this Section 5.06 is inconsistent with the provisions of Section 5.04 of the Intercompany Services Agreement, as amended pursuant to this Agreement, the provisions of this Section 5.06 shall control. For the avoidance of doubt, the terms of the plan developed pursuant to this Section 5.06 shall supersede any prior plan developed by the parties hereto with respect to the subject matter hereof. The parties hereto agree that each party shall work in good faith with the other party to carry out the Intended Shared Site Actions, including by seeking to mitigate stranded costs between the parties and by using commercially reasonable efforts to assist the other party in obtaining any necessary third party consents or approvals.  In cases where one party will remain at a Shared Site that is currently leased by the other party, the parties shall use commercially reasonable efforts to have the remaining party enter into a lease for the property directly from the landlord rather than enter into a sublease arrangement.  The parties agree that any lease or sublease between the parties with respect to a Shared Site, other than, unless mutually agreed, any arms’ length lease or sublease (including, for the avoidance of doubt, the Westway Plaza site in Houston, Texas), shall be at cost (calculated without markup or margin), unless otherwise required by applicable Law. The parties also agree that, notwithstanding anything to the contrary in the Intercompany Services Agreement, as amended pursuant to this Agreement, in the event the parties are no longer Affiliates, each party (the “Indemnifying Party”) shall fully indemnify, defend and hold harmless the other party (the “Indemnified Party”) for any Damages incurred by the Indemnified Party as a result of a third party landlord asserting that the Indemnifying Party’s employees were not permitted to use or occupy any Shared Site leased by the Indemnifying Party because of the loss of Affiliate status (provided that the Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with applicable Law any loss for which the Indemnified Party seeks indemnification under this Section 5.06), and that such indemnification obligations shall survive the termination of the Intercompany Services Agreement in accordance with its terms. Notwithstanding anything to the contrary contained in this Section 5.06, neither party shall be obligated to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to be bound by any obligation or, except in the case of a sublease, remain secondarily or contingently liable for any liability) to any third party in respect of any necessary third party consent or approval or any sublease arrangement.

Article VI

General Provisions

Section 6.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective parties. Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail. All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a party as shall be specified in a notice given in accordance with this Section 6.01:

(a) if to GE:

General Electric Company
33-41 Farnsworth Street
Boston, Massachusetts 02210
Attention:	James M. Waterbury
Telephone:	(617) 443-3030
Attention:	Mark Landis
Telephone:	(617) 443-2902
Facsimile:	(203) 286-2181
Email:	jim.waterbury@ge.com
mark.landis@ge.com

with a further copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Attention:	John A. Marzulli, Jr.
Rory O’Halloran
Waajid Siddiqui
Telephone:	(212) 848-4000
Facsimile:	(212) 848-7179
Email:	jmarzulli@shearman.com
rory.o’halloran@shearman.com
waajid.siddiqui@shearman.com

(b) if to BHGE or BHGE LLC:

Baker Hughes, a GE Company
17021 Aldine Westfield Road
Houston, Texas 77073
Attention:	William D. Marsh
Telephone:	(713) 879-1257
Facsimile:	(713) 439-8472
Email:	will.marsh@bhge.com

with a further copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Arthur F. Golden
George R. Bason, Jr.
Michael Davis
Telephone:	(212) 450-4000
Facsimile:	(212) 450-5800
Email:	arthur.golden@davispolk.com
george.bason@davispolk.com
michael.davis@davispolk.com

Section 6.02. Interpretations. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any exhibits or other attachments to this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 6.03. Governing Law; Jurisdiction; Specific Performance.

(a)       This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York. Each of the parties hereto consents specifically to the personal and exclusive jurisdiction of any state or federal court having subject matter jurisdiction in the County of New York, State of New York with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the Transactions, and any action for injunctive relief, and irrevocably waive their right to contest venue in any such courts. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the Transactions.

(b)       The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where the parties are obligated to consummate the Transactions and the Transactions have not been consummated, each of the parties expressly acknowledges and agrees that the other party shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and that such other party shall be entitled to enforce specifically the breaching party’s obligation to consummate the Transactions.

Section 6.04. Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 6.05. Assignment; No Third Party Beneficiaries.

(a)       This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void. Notwithstanding the foregoing, any party hereto may assign this Agreement or any of its rights or obligations under this Agreement to an Affiliate of such party upon notice to the non-assigning parties hereto; provided, however, that no such assignment shall release the assigning party from any of its obligations or liabilities under this Agreement.

(b)       Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 6.06. Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Transactions.

Section 6.07. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 6.08. Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings (both written and oral), among the parties hereto with respect to the subject matter hereof and thereof.

Section 6.09. Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.10. Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant or agreement herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:	/s/ James M. Waterbury
Name:	James M. Waterbury
Title:	Vice President

BAKER HUGHES, A GE COMPANY

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

BAKER HUGHES, A GE COMPANY, LLC

By:	/s/ Lee Whitley
Name:	Lee Whitley
Title:	Corporate Secretary

Exhibit A

Aero JV

Term Sheet

Baker Hughes, a GE company, LLC (“BHGE”), acting through its Turbomachinery and Process Solutions business unit (“TPS”) and the legal entities operating on its behalf, and General Electric Company, a New York corporation (“GE”), acting through its GE Power business unit (“GE Power”) and the legal entities operating on its behalf (each of BHGE and GE, a “party” and, together, the “parties”) shall enter into one or multiple definitive agreements (collectively, the “JV Agreement”) in order to effect a joint venture of the parties’ respective aero-derivative gas turbine businesses (the “JV”) on the following terms and subject to the following conditions, as well as any additional terms and conditions as the parties agree, which additional terms and conditions shall be consistent with the terms and conditions hereof.

Legal Entity; Jurisdiction; Classification; Residency	The form, jurisdiction of organization, entity classification for tax purposes, tax residency of the JV and any other matter which could reasonably have a material tax implication upon the formation of the JV will be discussed and be reasonably satisfactory to each party. In addition, any transactions with respect to the JV contemplated amongst any member of the GE Group on the one hand and any member of the BHGE Group on the other will be discussed in good faith to achieve a mutually acceptable tax outcome to both parties.
Scope of Business	The scope of the JV shall be the Aero Business. “Aero Business” shall be limited to the Segments (as defined below) and shall consist, to the extent of the Segments, of the business, conducted anywhere in the world, of (a) acquiring aero-derivative gas turbine engines (“Aero Units”) from GE’s GE Aviation business unit (“GE Aviation”), and parts and components of such engines for purposes of repair, refurbishment and maintenance (collectively, “Aero Parts”), (b) maintaining inventory of Aero Units and Aero Parts, including rotables, (c) maintaining and operating an “ELTO” (equipment leased to others) lease pool, (d) directing, supervising and funding new product introductions and engineering services for Aero Units and Aero Parts, (e) selling Aero Units and Aero Parts to GE, BHGE and Authorized Service Providers (“ASPs”), (f) exclusively managing all aero-derivative gas turbine ASP relationships (vis-à-vis GE and BHGE), including contract management, compliance and audit, (g) owning and operating Aero Unit service facilities and servicing Aero Units at such facilities for the account of GE and BHGE, and (h) selling, refurbishing, repairing and replacing Aero Parts for the account of GE and BHGE, in each of (a)-(h) above, solely with respect to the Segments. The JV shall not engage in business directly with third-party customers other than GE, BHGE and the ASPs, as the JV will not have direct customer relationships other than with ASPs.

Contributions

•

The parties shall contribute to the JV the assets and liabilities further described on Schedule I.

•

The parties will provide customary representations, warranties and indemnities for a transaction of this type. The parties anticipate that the JV will assume liabilities to the extent relating to their contributed assets, rather than structuring the liabilities on a “pre/post” basis, subject to due diligence and agreeing to treat some such liabilities as potential “excluded liabilities” that the contributing party will retain. Such representations, warranties, indemnities and (if any) excluded liabilities will be subject to further negotiation by the parties in good faith.

Settlement Payment; Working Capital Adjustment	At the closing of the JV, BHGE will pay GE $60 million in cash. There will be a customary adjustment mechanism to adjust for the amount of the parties’ respective contributed working capital (including BHGE’s credit with GE Aviation contributed to the JV) (and debt, if any) at the closing. The target working capital for each parties’ respective contributed working capital is set forth on Schedule IV. The treatment of pre-closing taxes shall be discussed by the parties.
Ancillary Agreements

At the closing of the JV, the JV will enter into the Supply and Technology Development Agreement (the “Supply Agreement”) with GE Aviation (pursuant to which the JV will purchase Aero Units and Aero Parts from GE Aviation), the form of which has been agreed. In connection with the negotiation of the JV Agreement, BHGE and GE will negotiate in good faith the following agreements, among others (such agreements, together with the Supply Agreement, the “Ancillary Agreements”), which shall be executed at the closing of the JV:

•

an exclusive distribution agreement between the JV and BHGE (the “BHGE Distribution Agreement”) pursuant to which, on the terms and subject to the conditions set forth on Schedule III-A (and such other consistent terms and conditions as the parties thereto shall agree), the JV will agree to sell to BHGE and BHGE will commit to purchase from the JV Aero Units and Aero Parts for use in the “O&G Segment” (as defined on Schedule III-A and will be included in the BHGE Distribution Agreement);

•

an exclusive distribution agreement between the JV and GE (the “GE Distribution Agreement” and, together with the BHGE Distribution Agreement, the “Exclusive Distribution Agreements”) pursuant to which, on the terms and subject to the conditions set forth on Schedule III-B (and such other consistent terms and conditions as the parties thereto shall agree), the JV will agree to sell to GE and GE will commit to purchase from the JV Aero Units and Aero Parts for use in the “Power Segment” (as

defined on Schedule III-B and will be included in the GE Distribution Agreement) (each of the O&G Segment and the Power Segment, a “Segment”);

•

a services agreement between the JV and BHGE (under which BHGE will provide certain transition and other permanent services to the JV at fully-loaded cost);

•

a services agreement between the JV and GE (under which GE will provide certain transition and other permanent services to the JV at fully-loaded cost);

•

an ELTO services agreement among the JV, GE and BHGE under which the JV will provide ELTO services to GE and BHGE at fully-loaded cost;

•

a credit agreement for the WC Credit Facility (defined below);

•

a secondment agreement between the JV and BHGE (under which BHGE will second certain employees to the JV); and

•

a secondment agreement between the JV and GE (under which GE will second certain employees to the JV).

The JV Agreement or an Ancillary Agreement will contain the terms set forth on the JV IP Term Sheet attached as Schedule II.

Employees and Secondees

•

The JV is expected to directly employ substantially all of the individuals providing services primarily related to the JV, including employees of the service shops listed in item (1) on Schedule I and most of the BHGE and GE personnel that make up the product management and engineering support organizations of each party’s aero-derivative business. However, the JV may receive services of certain key employees identified on Appendix 1 by way of secondment (it being understood that the parties expect such seconded key employees to rotate out of the corresponding positions at some point). Appendix 1 is illustrative and intended to indicate the types of key employees that may provide services to the JV by way of secondment, rather than a prescribed internal organizational chart for the JV (which shall be subject to the determination of the CEO).

•

Employees of the JV will participate in GE benefit plans, BHGE benefit plans, or new plans established by the JV. If employees are required to participate in new JV plans, the JV will provide transition payments to ensure that benefits are comparable in the aggregate to the BHGE or GE plans, as applicable, for at least one year from commencing participation in the new JV plans. Such comparability shall reflect the cost of any GE defined benefit pension benefits that the employees participated in prior to commencing participation in the new plans.

•

The JV will provide severance parity for any employees who incur an involuntary termination within one year after transferring to the JV. The JV will establish its own cash incentive plans and will not establish any equity compensation plans.

Capital Contributions; Equity Interests; Funding

•

In consideration for the parties’ respective contribution to the JV, the $60 million cash payment from BHGE to GE described above, and BHGE’s funding and licensing commitment with respect to the LM9000 and LM2500 G-5 programs described below, each of BHGE and GE will be issued a 50% equity interest in the JV. The JV will have a single class of equity interests.

•

In addition to any agreed initial capital contributions, in lieu of additional capital contributions, the parties shall make available to the JV a secured credit agreement to be used for working capital purposes (the “WC Credit Facility”). The parties will discuss in good faith which assets of the JV will secure the WC Credit Facility. Each party will be a lender, in equal proportions, under the WC Credit Facility. The WC Credit Facility will contain customary terms and conditions for a facility of this type, which shall, in any event, include: (a) a to-be-agreed maximum commitment dollar amount not to exceed $50,000,000, (b) a prevailing market interest rate, (c) customary representations, warranties, events of default and financial covenants, and (d) a maturity not to exceed seven years.

•

BHGE covenants to use commercially reasonable efforts to fund to completion the LM9000 and LM2500 G-5 programs. “Commercially reasonable efforts” shall be measured consistently with efforts made to fund and complete prior programs (in the case of the LM9000, by reference to the LMS100, and in the case of the LM2500 G-5, by reference to the LM2500 G-4 and the LM9000), including funding, management and other applicable resources. At the closing of the JV, each party (and if appropriate the JV) will have a royalty-free license to each party’s rights in the LM9000 and LM2500 G-5 programs and BHGE will enter into a supply agreement with GE to provide GE with assembled LM9000 engines. The pricing of such engines under that supply agreement shall be at “fully loaded” cost, which includes proportionately-allocated capital expenditures only to the extent of the development costs for the LM9000 program and not any capital expenditures after the production of the first unit for such program. Such proportionately-allocated capital expenditures will be included only to the extent that they are necessary to enable assembly and testing of

LM9000 engines in BHGE’s Massa or Florence facilities, and will exclude any capital expenditures required to enable castings of LM9000 parts to the extent those were contributed to the JV. There will be a “ramp up” period for purposes of setting “fully loaded” cost so that the development costs impact will be minimized for an initial set of engines, and the total amount of development costs will be amortized over a reasonable number of engines.
Governance of the JV

•

The business and affairs of the JV will be managed by a Board of Directors (the “Board”). The Board shall also address any outstanding issues or disputes as to whether a given commercial opportunity falls within the O&G Segment or the Power Segment (disputes over which shall be a Significant Matter); in that connection the Directors shall consider prior aero-derivative projects retrospectively and how the information about those projects may inform disagreements about the correct Segment of any given opportunity.

•

Each of BHGE and GE shall each be entitled to appoint an equal number of directors (each, a “Director”) to the Board.

•

A Director shall act as the Chairperson of the Board (“Chair”). Unless otherwise agreed by BHGE and GE, the Chair shall rotate every two years, such that BHGE and GE shall have the right to appoint the Chair every two years on an alternating basis. The Chair shall preside at Board meetings, but shall not be entitled to any greater or different voting rights than any other Director.

•

Subject to Board approval of the Significant Matters described below, the JV will be managed by the chief executive officer of the JV (the “CEO”), who shall be selected by the Board. The CEO shall be supported by such other officers as are determined by the Board (or as are selected by the CEO as authorized by the Board) from time to time. The CEO shall report to the Board and any other officers of the JV shall report to the CEO (directly or indirectly, in the discretion of the CEO).

•

The JV shall be headquartered in a location to be agreed by the parties (by reference to the most convenient location in light of the location of the JV’s management team) in a space in which no personnel of either BHGE or GE (other than personnel assigned to the JV) work.

•

The presence of a majority of the Directors will constitute a quorum of the Board. The Board will act by a simple majority vote of the total number of Directors.

•

All Directors and officers shall be entitled to customary indemnification and exculpation from the JV.

•

The parties will agree to operating principles designed to ensure the equitable treatment of the parties (for example, with respect to the allocation between the parties of available supply from GE Aviation).

Business Plan	The parties intend that each of BHGE and GE shall jointly decide the strategic direction and develop the operational business plan (including capital expenditure requirements and new product introductions) for the JV. At signing, the parties will agree on a rolling three-year business plan and a one-year budget (together, the “Initial Business Plan”). The Board will instruct the CEO to propose an updated business plan and budget to the Board each year, which will be subject to the Board’s review and approval as a Significant Matter.
Significant Matters

The following is a list of matters that are beyond the scope of the CEO’s authority and which, therefore, will require the affirmative approval of the Board:

•

Amendments to the constitutional documents of the JV or any of its principal subsidiaries;

•

Any increase or decrease of the number of persons comprising the Board;

•

The identity of Directors serving on any committee of the Board and the creation, dissolution or alteration of the powers of the same;

•

Any resolution for dissolution, liquidation or winding up or application to be declared bankrupt;

•

Any amendment to the dividend (or distribution) policy set forth below (as the same may be amended hereunder from time to time);

•

Any declaration or imposition of a capital contribution;

•

Except for borrowings under the WC Credit Facility and trade payables in the ordinary course of business in accordance with the then-effective budget, matters relating to capital structure, including any incurrence, assumption or guarantee of indebtedness;

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Any issuance, repurchase or redemption of equity (or distribution or dividend thereon not in accordance with the dividend (or distribution) policy);

•

Approval of the business plan and budget (other than the Initial Business Plan);

•

Any modification to the approved business plan and budget (including the Initial Business Plan) greater than to-be-agreed thresholds;

•

Except as provided in the budget (subject to the immediately preceding bullet point), capital expenditures in excess of to-be-agreed thresholds;

•

Except as provided in the budget (subject to permissible deviations therefrom as provided above), funding new product introductions and development programs;

•

Any activities other than the Aero Business;

•

Any entry of the JV into any joint venture, partnership or similar transaction or arrangement;

•

Except as otherwise previously approved in the annual Board-approved budget, (x) any acquisition of or investment in any assets, operations or business having a value in excess of to-be-agreed thresholds per fiscal year, or (y) the sale, lease, exchange or other disposition of any asset or property of the JV having a value in excess of to-be-agreed thresholds per fiscal year;

•

Appointment or removal of the auditors for any entity in the group of entities that constitute the JV (the “Company Group”);

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Other than pursuant to the Ancillary Agreements, any transaction between any entity in the Company Group, on the one hand, and BHGE or GE (or any affiliate thereof), on the other hand;

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Any hiring, termination, compensation or other significant decisions relating to any executive officers or senior employees of the JV (in the case of senior employees, outside of the ordinary course of business), including entering into or amending any employment agreement, adopting or modifying employee benefit plans or granting benefits to any such individuals under any existing plans;

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Any change to any accounting principles or practices of the JV, except as required by law or generally accepted accounting principles in the United States from time to time;

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Any material decision with respect to taxes, except as required by law;

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Any change in structure, constituent documents or matters affecting regulatory or tax status, including any change in the JV’s entity classification for tax purposes;

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Any commencement or settlement of any dispute, claim, arbitration or litigation (x) if such settlement would result in an obligation of or benefit to the JV in excess of a to-be-agreed threshold or subject the JV to any non-monetary remedies or (y) involving any Director or officer of the JV;

•

Any entry into any agreement or commitment that binds, or purports to bind, the JV’s “affiliates”;

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Any amendment to the Ancillary Agreements or other material agreements (scope to be discussed); or

•

Any entry into any agreement or commitment with respect to any of the foregoing.

Deadlock

•

A deadlock shall consist of:

o

Two successive duly noticed Board meetings unable to be convened for lack of quorum;

o

Two successive Board meetings duly held without the Board reaching decision on any Significant Matter; or

o

Irrespective of the number of successive Board meetings held (or called), failure of the Board to agree on and adopt a business plan and annual budget for a period of four consecutive quarters.

•

Either party may give notice to the other that it believes a deadlock has occurred. In the first instance, the disagreement will be escalated to the CEO of TPS and the CEO of GE Power, respectively, for resolution.

•

If not resolved within a commercially reasonable period of time, the disagreement will be further escalated to the Chief Executive Officer of BHGE and the Chief Executive Officer of GE for resolution.

•

If not resolved after a commercially reasonable period of time, the parties shall submit the matter to non-binding mediation with a mutually-agreeable mediator located in New York. If the parties cannot mutually agree on a mediator within a commercially reasonable period of time, they will use JAMS to appoint a mediator, which shall take place in New York.

•

In the event of a deadlock over the business plan or budget, until such issue is resolved, the annual budget for the then-current fiscal year shall remain in effect until such time as approved (with each line item increased by an amount up to a to-be-agreed percentage of the amount of such line item).

Dividend Policy	Dividends (or distributions) shall be made on a pro rata basis to the extent of available cash and as otherwise approved by the Board from time to time.
Equity Transfer	No party will have the right to sell, assign, pledge or otherwise transfer its JV interests without the prior written approval of the other party, which consent may be granted or withheld in its sole discretion; provided, that either party may transfer to its direct or indirect wholly-owned subsidiaries (subject to customary transfer-back requirements and provided that no permitted transfer will relieve the transferring party of its obligations to the JV). Notwithstanding the foregoing, the JV interests and obligations under the JV Agreement (including the non-competition covenants), and the applicable Exclusive Distribution Agreement and other Ancillary Agreements to which the transferring party is a party, shall be transferred in connection with a change of control of the GE aero business or the BHGE aero business, as applicable, and GE or BHGE, as applicable, shall be released from ongoing obligations therefrom at the closing of such transaction as long as the JV is not dissolved in connection with such change of control as provided under “Term” below (e.g., the non-competition covenants will bind GE and BHGE as long as they are the owners, directly or indirectly, of the JV, but upon any transfer of the GE aero business or the BHGE aero business, such non-competition covenants will transfer to, and be binding upon, the new owner of such business, and the seller (whether GE or BHGE) will no longer be bound by such covenants).
Information Rights	BHGE and GE will have customary information rights.
Fiduciary Duties; Non-Compete; Non-Solicit; Corporate Opportunities

•

Each of BHGE and GE will waive in the JV Agreement all fiduciary duties that may otherwise be imposed on the Directors of the JV. The JV Agreement will include a customary waiver of the corporate opportunities doctrine.

•

So long as a party owns its 50% interest in the JV, (a) such party shall conduct the Aero Business exclusively through the JV (and shall not separately own, manage, operate or engage in, directly or indirectly, any Aero Business (for example, by sourcing Aero Units or Aero Parts from third parties other than GE Aviation)) and (b) such party shall agree to customary non-solicitation provisions relating to the employees of and secondees to the JV. This provision does not apply to GE Aviation. GE Aviation’s sole obligations to the JV or its members in connection with the Aero Business shall be those set forth in the Supply Agreement.

•

The Exclusive Distribution Agreements will include restrictive covenants limiting the cross-Segment activities of each party during the term thereof and for a period of 24 months after termination thereof. The foregoing restrictions shall be subject to applicable exceptions based on the Non-Competition Agreement, dated as of July 3, 2017, by and between GE and BHGE, as amended (provided that there shall not be any “existing business” exception). Each party covenants not to assert that any portion of these exclusivity provisions is unenforceable for reasons of public policy or otherwise.

Expenses	Organizational and set-up costs relating to the JV shall be shared by the parties on a 50/50 basis; each party shall be responsible for its own legal, accounting, consulting, investment banking, financial advisory, brokerage and other fees and expenses incurred by it in connection with such organization and set-up. Notwithstanding the foregoing, any costs or expenses required to be incurred by either party in connection with contributing the assets to be contributed by such party as described on Schedule I (e.g., consent fees, legal fees in connection with securing assignment, etc.) shall be borne solely by the contributing party. Subject to the allocation of such costs and expenses to the account of the contributing party, the other party shall cooperate reasonably with the contributing party in connection with securing such contribution. Any taxes attributable to or incurred in connection with (i) a pre-formation restructuring transaction or (ii) a transfer of assets or liabilities to the JV, in each case, undertaken by GE (or any of its subsidiaries) or BHGE (or any of its subsidiaries) shall be the sole responsibility of GE or BHGE, respectively.
Regulatory approvals

The parties shall (a) use commercially reasonable efforts to cooperate with each other in (i) determining the filings that are necessary or appropriate to be made with, and the consents and approvals that are required to be obtained from, regulatory authorities in connection with the formation and operation of the JV, (ii) timely making such filings and securing such consents and approvals and (iii) providing relevant information to one another and the relevant regulatory authorities with respect to the foregoing.

Term

•

The closing of the transactions contemplated hereby will be effective on the Trigger Date (as defined in the Stockholders Agreement) and the term of the JV will be perpetual; provided, however, that if the Supply Agreement terminates, then the parties shall initiate the dissolution and winding up of the JV; and, provided, further, however, that a party may initiate the dissolution and winding up of the JV if a Change of Control of the other party occurs. “Change of Control” means (i) with respect to GE, a change of control of GE Power’s aero business involving a Competitor (as defined below) and (ii) with respect to BHGE, a change of control of BHGE’s aero business involving a Competitor. A party shall provide 30 days’ advance notice to the other party of the consummation of a Change of Control.

•

“Competitor” shall mean (a) with respect to clause (ii) of the definition of Change of Control, (i) Siemens, (ii) MHI, (iii) Caterpillar, (iv) Cummins, (v) Wood Group, (vi) Wartsila, (vii) Woodward, (viii) Chromalloy, (ix) Ansaldo/PSM, (x) Hitachi, (xi) Harbin Electric, (xii) Dongfang Electric

Corporation (DEC), (xiii) Shanghai Electric, (xiv) UTC, (xv) Rolls-Royce, (xvi) MTU, (xvii) IHI, (xviii) Safran, (xix) PCC, (xx) Arconic, (xxi) AVIC, (xxii) AECC, (xxiii) Honeywell and (xxiv) Toshiba, and (b) with respect to clause (i) of the definition of Change of Control, (i) Schlumberger, (ii) Halliburton, (iii) AkerSolutions, (iv) Siemens, (v) Mitsubishi Heavy Industries, (vi) IHI, (vii) MAN, (viii) Caterpillar/Solar, (ix) MTU, (x) Wood group, (xi) Elliott/Ebara, (xii) SBW, (xiii) Chromalloy, (xiv) Ansaldo/PSM, (xv) Hitachi, (xvi) Harbin Electric, (xvii) Dongfang Electric Corporation, (xviii) Shangai Electric, (xix) UTC, (xx) Rolls-Royce, (xxi) Safran, (xxii) PCC, (xxiii) Arconic, (xxiv) AVIC, (xxv) AECC, (xxvi) Honeywell and (xxvii) Toshiba, including, in each case, its respective affiliates and successors in interest; provided, however, that GE may change the list set forth in clause (a) and BHGE may change the list set forth in clause (b), in each case, in its sole discretion and by written notice to the other party as long as (x) the party proposing the change has no notice of a pending or potential transaction between the other party and any new Competitor the proposing party is adding to its list, (y) no party can change its applicable list any more than one time per calendar year, and (z) no party’s list may at any time exceed 27 market participants.
Governing Law	New York.

Exhibit C

Industrial Steam Turbines (IST) Business Transfer

Term Sheet

November 13, 2018

Baker Hughes, a GE company, LLC, a Delaware limited liability company (“BHGE”), and General Electric Company, a New York corporation, (“GE”) acting through its GE Power business unit and the legal entities operating on its behalf (“GE Power”) (each of BHGE and GE Power, a “party” and, together, the “parties”) shall negotiate reasonably and in good faith and enter into a definitive agreement (the “Transfer Agreement”) for the transfer of the IST Business (as described below) from BHGE to GE Power on the following terms and subject to the following conditions, as well as any additional terms and conditions as the parties agree, which additional terms and conditions shall be consistent with the terms and conditions hereof.

Transaction Structure	The structure for implementing the transfer of the IST Business will be discussed by the parties in good faith to achieve a mutually acceptable tax outcome to both parties consistent with the scope of the “Transaction” described below (including, but not limited to, discussing whether to structure the transfer as an asset transfer or a stock transfer of an entity that exclusively carries on the IST Business).

Transaction

The Transfer Agreement shall provide for the transfer by BHGE of the IST Assets, the IST Employees and the IST Liabilities to GE Power or its designee (the “Transaction”).

(i) Attached as Appendix A to this term sheet is an indicative balance sheet prepared by BHGE of the IST Business as of September 30, 2018; (ii) attached as Appendix B to this term sheet is an overview provided by BHGE of the backlog and contribution margin as of September 30, 2018 for contracts of the IST Business that are currently in effect; (iii) attached as Appendix C to this term sheet is an overview provided by BHGE, as of June 30, 2018, of the number of IST Employees, identifying those who are accounted for in base cost and those who are accounted for in variable cost; and (iv) as of the date hereof, BHGE is not aware of any off-balance sheet or contingent liabilities of the IST Business or Transfer Costs that, in each case, are material, individually or in the aggregate (collectively, the “Transaction Assumptions”). If, prior to entering into the Transfer Agreement, GE identifies liabilities or losses (including Transfer Costs), actual or contingent, of the IST Business (other than severance or other restructuring obligations) that, in the aggregate, are materially worse (ignoring for this purpose any materiality qualifiers in the Transaction Assumptions) than would reasonably be expected based on the Transaction Assumptions, then the parties shall in good faith discuss appropriate modifications to the scope and allocation of such liabilities between the parties and/or the terms of the Transaction. BHGE will provide GE with access to records, people, properties and other information relating to the IST Business as GE may reasonably request.

The “IST Assets” means all assets exclusively related to the IST Business. The contracts included in the IST Assets will be listed in schedules to the Transfer Agreement (and will not include any contracts entered into after the date hereof unless GE so consents), it being understood and agreed that such schedules shall list all contracts exclusively related to the IST Business. Attached as Appendix D to this term sheet is an indicative list prepared by BHGE, as of the date hereof, of the contracts to be included in the IST Assets. The property, plant and equipment included in the IST Assets will be those exclusively related to the IST Business located at the following plants leased or owned by GE Power: Rugby, UK, Elblag, Poland, and Baden, Switzerland. The IST Assets will also include current assets (other than cash) exclusively related to the IST Business. BHGE will cause GE Oil and Gas UK Limited (“GEOGUK”) to execute an assignment, substantially in the form of the June 27, 2017 IP Assignment, Bill of Sale and Assumption Agreement between GEOGUK And General Electric Technology, GmbH (“GETech”), in which it will transfer the intellectual property that GETech transferred to GEOGUK in that assignment, along with any intellectual property that BHGE or its affiliates created since that date that is exclusively used or held for use in the IST Business. In addition, to the extent that the IST Business uses or holds for use intellectual property that is not exclusively related to the IST Business and that is not otherwise licensed pursuant to the Amended and Restated Intellectual Property License Agreement entered into between BHGE and GE on the date hereof (the “IP Cross-License”) and such intellectual property is Controlled (as such term is defined in the IP Cross-License) by BHGE, if any, BHGE will provide a non-exclusive royalty-free perpetual license and/or sub-license to GE to use such intellectual property within the IST Business field of use.

The “IST Liabilities” means all (a) liabilities to the extent relating to or arising out of (i) the IST Assets or (ii) the IST Employees (which, in the case of this clause (ii), will be limited to current liabilities included in working capital or otherwise listed in schedules to the Transfer Agreement), but excluding debt for borrowed money, (b) other current liabilities included in working capital and (c) other liabilities to the extent relating to the IST Business that (i) relate to or arose out of the conduct of the IST Business during the period prior to BHGE’s ownership or (ii) are otherwise listed in schedules to the Transfer Agreement. All (x) liabilities of the IST Business that are not IST Liabilities, if any, and (y) if the parties agree to structure the Transaction as a stock transfer, and any entity is transferred as part of the Transaction, liabilities of such entity that are not IST Liabilities, if any, will, in each case (x) and (y), be “Excluded Liabilities,” subject to indemnity from BHGE without limitations.

The “IST Employees” means the employees of the IST Business.

The “IST Business” means the business of developing, designing, engineering, marketing, supplying, installing and servicing the MT and GRT industrial steam turbines product lines for ranges of output power below 130 megawatt for industrial power generation and below 170 megawatt for Combined Cycle Power Plants (CCPP) in the Oil and Gas and Industrial market segments defined by the GE/BHGE Channel Agreement dated July 3, 2017 (the “Channel Agreement”) to the extent of such business that was acquired by GE from Alstom and allocated to BHGE in connection with the separation transaction that accompanied the parties’ entry into the Channel Agreement (it being understood that assets, contracts and liabilities acquired, entered into or incurred in the ordinary course of such business since such date shall be included).

BHGE shall run the IST Business in the ordinary course of business between the date hereof and the date on which the Closing (as defined below) occurs.

Closing	At the closing of the Transaction (the “Closing”), BHGE will, in addition to transferring to GE Power or its designee the IST Business, pay or cause to be paid to GE Power or its designee $13 million in cash (the “Cash Amount”). At the Closing, the IST Business will have a positive amount of net working capital and, to the extent net working capital at the Closing is less than zero (assuming that the normalized amount of net working capital is not greater than zero, and if otherwise, the parties will agree on an appropriate target, to be reflected in the post-closing adjustment), the Cash Amount shall be increased dollar-for-dollar. Net working capital includes liabilities corresponding to deposits for which there are outstanding performance obligations.

Closing Conditions	The Closing will occur as promptly as practicable following the receipt of mutually agreed regulatory consents and approvals (if any). There will be no closing condition for third party consents (if any), but the parties will use commercially reasonable efforts to obtain any such third party consents and will agree to convey the benefits and burdens of any arrangements with respect to which third party consents are required but not received to the extent permissible pursuant to applicable law and the terms of such arrangements.

Representations and Warranties	The parties will make no representations or warranties to each other, express or implied, except for (a) fundamental representations customary for a transaction of this nature and (b) certain limited representations by BHGE regarding (i) the balance sheet of the IST Business (including its preparation consistent with GAAP, as modified by transaction accounting principles to reflect GAAP principles used by GE and BHGE), (ii) ordinary course operations of the IST Business in all material respects since December 31, 2017, (iii) breaches under contracts, (iv) compliance with laws and (v) similar matters, which shall, in each case, be subject to appropriate materiality and / or actual knowledge qualifiers, as applicable (it being understood and agreed that, without limitation of the foregoing, to the extent any of the foregoing representations relate to the period preceding BHGE’s ownership of the IST Business, they will, in any event, be subject to the actual knowledge, without the requirement of any diligence, of a limited group of appropriate persons). All such representations and warranties will be expressly made in the Transfer Agreement. Such representations and warranties will be subject to further negotiation by the parties in good faith and the parties shall indemnify each other for breaches thereof (with such indemnities to be subject to customary limitations, including survival periods, caps and deductibles).

Ancillary Agreements	In connection with the negotiation of the Transfer Agreement, BHGE and GE Power will negotiate in good faith any ancillary agreements (the “Ancillary Agreements”) that, in the reasonable determination of the parties, are necessary or advisable to consummate the transfer of the IST Business as described herein. The Ancillary Agreements may include (a) a transition services agreement and (b) one or multiple supply agreements, in each case, on terms and conditions reasonably acceptable to the parties.

Expenses	Each party shall be responsible for its own legal, accounting, consulting, investment banking, financial advisory, brokerage, tax and other fees and expenses incurred by it in connection with the negotiation and execution of the Transfer Agreement and the consummation of the transfer of the IST Business. Notwithstanding the foregoing, any costs or expenses (including transfer, registration, stamp and similar taxes) required to be incurred in connection with the transfer of the IST Business (e.g., consent fees, third party legal fees in connection with securing assignment, etc.) (collectively, the “Transfer Costs”) shall be borne equally by each party.

Put Option; Works Council	The Transfer Agreement shall be structured in the form of a put option by BHGE for the transfer of the IST Business and the concurrent closing of the related transactions, including the payment by BHGE of the Cash Purchase Price (the “Put Option”). BHGE shall have the right to exercise the Put Option after the date upon which all of the information and consultation processes of the applicable employee representative bodies (“Works Councils”) relating to employees of the IST Business have been completed. The Transfer Agreement shall not constitute a binding agreement to sell or purchase the IST Business until the Put Option has been exercised. In connection with negotiating the Transfer Agreement, the parties shall consult with their respective counsel in the relevant jurisdictions to ensure that the Put Option is structured in compliance with law relating to the Works Councils.

Regulatory Approvals	The parties shall use commercially reasonable efforts to cooperate with each other in (a) determining the filings that are necessary or appropriate to be made with, and the consents and approvals that are required to be obtained from, regulatory authorities in connection with the transfer of the IST Business, (b) timely making such filings and securing such consents and approvals and (c) providing relevant information to one another and the relevant regulatory authorities with respect to the foregoing.

Governing Law	The Transfer Agreement, the Ancillary Agreements and this term sheet will be governed by the internal laws of New York without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction.

Exhibit M

Term Sheet for A&R Tax Matters Agreement

This term sheet (the “Term Sheet”) sets forth certain revisions the parties have agreed to make to the TMA and related matters agreed between the parties. Additional terms and conditions may also be agreed upon in the amended and restated TMA (the “A&R TMA”). Capitalized terms used but not otherwise defined herein shall have the respective meaning set forth in the Tax Matters Agreement.

Agreement Name:	Tax Matters Agreement dated as of July 3, 2017 between General Electric Company, Baker Hughes, a GE company, EHHC NewCo, LLC, and Baker Hughes, a GE company, LLC (the “TMA”)
Parties:
GE	General Electric Company, a New York corporation (“GE”)
Newco	Baker Hughes, a GE company (“Newco”)
Newco LLC	Baker Hughes, a GE company, LLC (“Newco LLC”)
EHHC	EHHC NewCo LLC (“EHHC”)
Date:	• The Parties shall work expeditiously toward finalizing the A&R TMA; provided that this Term Sheet shall be binding upon execution of the Master Agreement, among GE, Newco and Newco LLC.
General Purpose:	• GE, Newco, EHHC and Newco LLC desire to broaden the sharing of tax benefits set forth in the TMA as it relates to certain transactions in which GE (or its direct or indirect Affiliates) disposes of interests in Newco LLC, and to provide for and agree upon other matters relating to Taxes.
Shared Tax Benefits
GE Exchange- Related Structure Benefits

•     Section 5.02 shall be amended to provide for a new subsection (a)(iv), which shall read as follows:

o       (iv) any increase in loss and reduction in income or gain recognized by the GE Group under Section 741 or Section 731(a)(2) in connection with an Exchange or other disposition of Common Units to the extent attributable to adjusted basis related to a built-in loss described in Section 704(c)(1)(C) with respect to the stock of GE Energy Oilfield Technology, Inc., GE Oil & Gas ESP Inc., or GE Oil & Gas Logging Services, Inc., or such other entities as mutually agreed by GE and Newco (“GE Exchange-Related Structure Benefits”).

• The GE Group and the Newco Group shall be entitled to the GE Group’s and the Newco Group’s respective Allocable Shares (as determined immediately prior to the Exchange) of any GE Exchange-Related Structure Benefits.
Cooperation	• The Parties agree to cooperate and work in good faith to develop mutually beneficial transactions, including alternatives to an Exchange, that maximize the Tax benefits or minimize the Tax detriments arising in connection with, or resulting directly or indirectly from, any transaction pursuant to which GE (or its direct or indirect Affiliates) disposes of one or more Common Units, including reductions in cash Taxes actually payable in connection with such transactions or as a direct or indirect result of such transactions.
Indemnity
Indemnity Settlement	• The Parties shall work in good faith to arrive at a settlement in respect of identified Formation Taxes and Tax Refunds payable by the Newco LLC Group or Newco Group to the GE Group pursuant to Section 6.03.
Computations and Certifications
Computations

•     The computations required to be provided by GE and Newco pursuant to the first sentence of each of Section 5.03(a) and Section 5.03(b), respectively, shall no longer be provided.

•     The CFO of Newco shall provide the information otherwise required to be provided pursuant to Section 5.03(a) and (b) to the Conflicts Committee on an annual basis.

•     The outside date for the provision of certifications by the CFO of each of GE and Newco shall be 45 days after the due date for filing GE’s and Newco’s respective consolidated returns.

•     The Certification requirements shall include Certifications with respect to GE Exchange-Related Structure Benefits.

Conforming Amendments

•     Sections 5.03 (Determination of Shared Tax Benefits), 5.04 (Determination of Payments for Structure Benefits and BHI Tax Benefits), 5.05 (Payment of Exchange Benefits), 6.02 (Payments) and 6.04 (Rebalancing Payments), among other relevant provisions of the TMA, shall be revised to take into account GE Exchange-Related Structure Benefits and the other provisions hereof.

Exhibit R

November 13, 2018

General Electric Company

33-41 Farnsworth Street

Boston, Massachusetts 02210

Attention: James M. Waterbury

Baker Hughes, a GE company

17021 Aldine Westfield Road

Houston, Texas 77073

Attention: William D. Marsh

Reference is hereby made to the Master Agreement, dated as of November 13, 2018, by and among General Electric Company, a New York corporation (“GE”), Baker Hughes, a GE company, a Delaware corporation (“BHGE”), and Baker Hughes, a GE company, LLC a Delaware limited liability company and an indirect subsidiary of BHGE (“BHGE LLC”) (the “Master Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Master Agreement.

1.       Each of the parties hereto acknowledges and agrees that the following provisions shall apply to any confidential or proprietary information or materials disclosed by either party to the other in connection with any Additive Activities (as such term is defined in that certain Amended and Restated Non-Competition Agreement, dated as of November 13, 2018, between GE and BHGE (the “Non-Competition Agreement”)) (the “Confidential Information”).

a.	Newco Additive and GE Additive (each as defined in the Non-Competition Agreement), as applicable, (the “Receiving Party”) shall keep all Confidential Information of the other Channel Partner (as such term is defined in that certain Amended and Restated Channel Agreement, dated as of November 13, 2018, between GE and BHGE) (the “Disclosing Party”) that is or becomes available to the Receiving Party confidential and shall not disclose any such Confidential Information to any third party (other than its Representatives who have a “need-to-know” such Confidential Information) without the prior written consent of the Disclosing Party until the tenth anniversary of the date of disclosure of the relevant Confidential Information to the Receiving Party. The Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of the Disclosing Party’s Confidential Information as it does to safeguard its own proprietary or confidential information of equal importance, but not less than a reasonable degree of care.

b.	The confidentiality obligations of item 1(a) shall not apply to any Confidential Information which:

i.	is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act or failure to act directly or indirectly by the Receiving Party);

ii.	is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party; provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with the Disclosing Party or other obligation of secrecy which was breached by the disclosure;

iii.	has been or is hereafter independently acquired or developed by the Receiving Party without reference to such Confidential Information and without otherwise violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party;

iv.	was in the possession of the Receiving Party at the time of disclosure by the Disclosing Party without restriction as to confidentiality; or

v.	is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to be disclosed by any Governmental Entity or pursuant to applicable Law; provided that the Receiving Party: (i) uses all reasonable efforts to provide the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy; (ii) furnishes only that portion of the Confidential Information which is in the opinion of the Receiving Party’s counsel legally required; and (iii) takes, and causes its Representatives to take, all other reasonable steps necessary to obtain confidential treatment for any such Confidential Information required to be furnished.

2.	Except as expressly set forth in this letter, this letter does not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Master Agreement.

3.	Article 6 of the Master Agreement is incorporated herein by reference, mutatis mutandis.

4.	This letter and the Master Agreement (including the annexes, exhibits and letters attached thereto) constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties hereto with respect to the subject matter hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this letter to be duly executed as of the date first written above by their respective officers.

GENERAL ELECTRIC COMPANY

By:
	Name:	James M. Waterbury
	Title:	Vice President

BAKER HUGHES, A GE COMPANY

By:
	Name:	Lee Whitley
	Title:	Corporate Secretary

BAKER HUGHES, A GE COMPANY, LLC

By:
	Name:	Lee Whitley
	Title:	Corporate Secretary